Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(dollar amounts in thousands)

The following unaudited pro forma condensed combined statement of income of Cantel Medical Corp. (“the Company”) for the fiscal year ended July 31, 2019 gives effect to (i) the overall debt financing of the acquisition; (ii) the equity consideration and (iii) the acquisition of Hu-Friedy Mfg. Co. LLC (“Hu-Friedy”) from Dental Holding, LLC (“Dental Holding”), as if they each occurred at the beginning of the period on August 1, 2018. Hu-Friedy’s operations and related financial information contained throughout the unaudited pro forma condensed combined statement of income herein constitute predominantly all of the historical audited annual and unaudited interim financial statements of Dental Holding. The debt financing, the equity consideration and the acquisition of Hu-Friedy are hereinafter referred to as the Transactions. A pro forma balance sheet is not presented since the Transactions are already reflected in the Company’s Quarterly Report on Form 10-Q as of and for the quarter ended October 31, 2019. Please refer to Note 5 herein for a preliminary purchase price allocation, which includes the impact associated with the acquired net assets and liabilities assumed of Hu-Friedy.

The unaudited pro forma condensed combined statement of income has been derived from and should be read in conjunction with the Company’s historical audited consolidated financial statements and historical unaudited interim condensed consolidated financial statements, including the notes thereto, and Hu-Friedy’s historical audited and interim unaudited consolidated financial statements, including the notes thereto. The financial statements of the Company for the year ended July 31, 2019, are included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. The statement of income of Hu-Friedy for the twelve months ended June 30, 2019 was derived from Hu-Friedy’s historical audited consolidated statement of income for the year ended December 31, 2018, as well as the unaudited interim consolidated statements of income for the six months ended June 30, 2018 and June 30, 2019, which are included in exhibit 99.1 and exhibit 99.2 herein. Note 2 describes the method of calculating the statement of income of Hu-Friedy for the twelve months ended June 30, 2019, which is within 93 days of the Company’s fiscal year ended July 31, 2019 as required by Rule 11-02(c)(3) of Regulation S-X under the Securities Act of 1933.

The unaudited pro forma condensed combined statement of income includes unaudited pro forma adjustments that are factually supportable and directly attributed to the Transactions. The unaudited pro forma adjustments are expected to have a continuing impact on the consolidated results. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statement of income.

The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company’s management believe are reasonable. The unaudited pro forma condensed combined statement of income is presented for informational purposes only and is not necessarily indicative of the Company’s financial position or results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined statement of income is not necessarily indicative of the Company’s future operating results.

The Company’s management expects that the strategic and financial benefits of the acquisition of Hu-Friedy will result in certain cost saving opportunities, which have not been reflected in the accompanying unaudited pro forma condensed combined statement of income. In addition, the Company did not assume any additional repayments of its outstanding debt and related effects on interest expense outside of its required quarterly principal amortization payments.

The acquisition of Hu-Friedy from Dental Holding will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the consideration transferred will be allocated to the underlying net assets in proportion to their respective fair values. The fair value of Hu-Friedy’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Any excess of the purchase price over the estimated fair values of the net assets acquired will be recorded as goodwill. The allocation of the purchase price to acquired assets and assumed liabilities based on their underlying fair values requires the extensive use of significant estimates and the Company’s judgment. The Company’s management believes the fair values recognized for the acquired assets and assumed liabilities are based on reasonable estimates and assumptions based on information currently available. As more fully described in the notes to the unaudited pro forma condensed combined statement of income, a preliminary allocation of the purchase price has been made (i) to increase the value of inventory to fair value by approximately $16,700; (ii) to recognize the value of identifiable intangible assets at fair value in the aggregate amount of approximately $370,000; (iii) to increase the value of property, plant and equipment to fair value by approximately $9,673; and (iv) establish a contingent consideration liability at fair value in the aggregate amount of $35,100. In addition to developed products and technology, the identifiable intangible assets also included customer relationships and the Hu-Friedy brand name. All other assets acquired and liabilities assumed have been recognized at their respective book values, which the Company’s management believes materially approximate their respective fair values. The excess of the estimated purchase price over the estimated fair value of the net assets acquired of $276,483 has been preliminarily allocated to goodwill. The allocation of purchase price is preliminary at this time and will remain as such until the Company completes valuations and other studies to finalize the valuation of the net assets acquired. The final allocation of the purchase price is dependent on a number of factors, including the final valuation of the fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the acquisition of Hu-Friedy when additional information will be available. Such final adjustments, including changes to depreciable tangible and amortizable intangible assets, may be material.

The unaudited pro forma condensed combined statement of income should be read in conjunction with the following information:

•	The notes to the unaudited pro forma condensed combined statement of income;

•	The Company’s Quarterly Report on Form 10-Q as of and for the quarter ended October 31, 2019;

•	The Company’s audited consolidated financial statements as of and for the fiscal year ended July 31, 2019, which are included in the Company’s Annual Report on Form 10-K as of and for the fiscal year ended July 31, 2019;

•	The audited financial statements of Dental Holding as of and for the years ended December 31, 2018, December 31, 2017, and December 31, 2016, which are included in Exhibit 99.1 herein; and

•	The unaudited financial statements of Dental Holding as of June 30, 2019 and for the six months ended June 30, 2019 and 2018, which are included in Exhibit 99.2 herein.

Cantel Medical Corp.
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended July 31, 2019

(dollar amounts in thousands, except share or per share data or as otherwise noted)

	Historical			Pro Forma Adjustments
	Cantel Medical Corp.	Hu- Friedy	Reclassifications	Net Borrowings	Acquisition	Notes	Pro Forma Combined
Net sales
Product sales	$795,403	$215,451	$–	$–	$(649)	6(e)	$1,010,205
Product service	122,752	–	–	–	–		122,752
Total net sales	918,155	215,451	–	–	(649)		1,132,957

Cost of sales
Product sales	406,514	81,069	8,088	–	39	3, 6(b), 6(e), 6(g)	495,710
Product service	84,187	–	–	–	–		84,187
Total cost of sales	490,701	81,069	8,088	–	39		579,897

Gross Profit	427,454	134,382	(8,088)	–	(688)		553,060

Expenses:
Selling	140,232	65,135	(8,088)	–	(156)	3, 6(e)	197,123
General and administrative	172,383	32,293	–	–	9,572	6(b), 6(c), 6(e)	214,248
Research and development	31,320	1,836	–	–	–		33,156
Total operating expenses	343,935	99,264	(8,088)	–	9,416		444,527

Income from operations	83,519	35,118	–	–	(10,104)		108,533

Interest expense, net	9,505	3,695	–	31,213	(3,695)	6(a)	40,718
Other income, net	(1,305)	(137)	–	–	–		(1,442)

Income before income taxes	75,319	31,560	–	(31,213)	(6,409)		69,257

Income taxes	20,277	2,440	–	(7,803)	2,400	6(d)	17,314

Net income	$55,042	$29,120	–	$(23,410)	$(8,809)		$51,943

Earnings per common share:
Basic	$1.32					6(f)	$1.22
Diluted	$1.32					6(f)	$1.22

Weighted average common shares outstanding:
Basic	41,700,926	–	–	–	751,471	1	42,452,397
Diluted	41,757,116	–	–	–	751,471	1	42,508,587

Notes to the Unaudited Pro Forma Condensed Combined Statement of Income
Cantel Medical Corp.

(dollar amounts in thousands, except share or per share data or as otherwise noted)

Note 1 – Description of the Transactions

On October 1, 2019, the Company completed the previously announced acquisition of Hu-Friedy from Dental Holding for total consideration (net of cash acquired), excluding acquisition-related costs, of $718,933, consisting of $658,933 of cash and $60,000 of stock consideration, plus contingent consideration ranging from zero to a maximum of $50,000, which is payable in cash and upon the achievement of certain commercial milestones through March 31, 2021.

Debt Financing

The Company funded the entire cash consideration and related transaction costs related to the Hu-Friedy acquisition with the net borrowings described below.

On September 6, 2019, the Company entered into a First Amendment (the “Amendment”), amending the 2018 Credit Agreement, and as amended by the Amendment, the (“Amended Credit Agreement”) dated as of June 28, 2018. The Amendment added a $400,000 delayed draw term loan facility (the “Delayed Draw Facility”), in addition to the existing tranche A term loan and existing revolving credit facility. The Delayed Draw Facility and a portion of the revolving credit facility were used to finance the cash consideration portion and acquisition-related costs associated with the Hu-Friedy acquisition. At October 31, 2019, the interest rate on the Company’s outstanding borrowings was approximately 4.28%.

Equity Consideration

The Company issued 751,471 shares of its common stock at a price of $79.84 per share, or $60,000 in total.

Pro Forma Effect of Debt Financing and Equity Consideration

The accompanying unaudited pro forma condensed combined statement of income gives effect to the Amended Credit Agreement, as if the debt financing and equity consideration occurred at the beginning of the fiscal period on August 1, 2018.

Note 2 – Basis of Pro Forma Presentation

Hu-Friedy had a fiscal year of December 31 as compared to the Company’s July 31 fiscal year. In order for the unaudited pro forma condensed consolidated statement of income to be comparable to the Company’s, Hu-Friedy’s twelve-month period ended June 30, 2019 was used and was calculated as follows:

Hu-Friedy
Historical Unaudited Condensed Consolidated Statement of Income
For the Twelve Months Ended June 30, 2019

		Less:	Plus:
	Fiscal Year Ended	Six Months	Six Months	Twelve Months
	December 31, 2018	January 1, 2018 to June 30, 2018	January 1, 2019 to June 30, 2019	June 30, 2019
Net sales	$204,452	$91,601	$102,600	$215,451
Cost of sales	75,305	33,351	39,115	81,069
Gross Profit	129,147	58,250	63,485	134,382

Operating expenses:
Selling	65,582	32,147	31,700	65,135
General and administrative	29,652	14,151	16,792	32,293
Research and development	1,854	956	938	1,836
Total operating expenses	97,088	47,254	49,430	99,264

Income from operations	32,059	10,996	14,055	35,118

Interest expense, net	1,141	570	3,124	3,695
Other income	(155)	(123)	(105)	(137)

Income before income taxes	31,073	10,549	11,036	31,560

Income taxes	2,482	894	852	2,440

Net income	$28,591	$9,655	$10,184	$29,120

Note 3 – Reclassifications

As part of the Company’s integration efforts, the Company will continue its process of evaluating whether there are any significant differences in accounting policies that would require adjustment or reclassification of Hu-Friedy’s results of operations in order to conform to the Company’s accounting policies and classifications. As a result of that ongoing evaluation, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined statement of income.

Effective August 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which was codified as Accounting Standards Codification Topic 606 (“ASC 606”), using the modified retrospective method applied to those contracts which were not completed as of the effective date. As a private company and prior to the acquisition, Hu-Friedy was not required to adopt ASC 606 until January 1, 2019. However, as a result of the acquisition and for purposes of preparing the unaudited pro forma condensed combined statement of income for the fiscal year ended July 31, 2019, Hu-Friedy was required to adopt ASC 606 effective August 1, 2018 to conform to our adoption date. The adoption of this standard did not have a material effect on the results of Hu-Friedy during the preparation of the unaudited pro forma condensed combined statement of income.

During the preparation of the unaudited pro forma condensed combined statement of income, the Company was not aware of any material differences between accounting policies of the two companies, except for a certain reclassification necessary to conform to the Company’s financial presentation, and accordingly, the unaudited pro forma condensed combined statement of income does not assume any material differences in accounting policies between the two companies.

This reclassification to conform to the Company’s basis of presentation for its statement of income has no effect on net income and relates to the reclassification of freight, warehousing, logistics and distribution-related costs from a component of selling expenses to cost of sales – product sales in the amount of $8,088.

Note 4 – Change in Cash

Net change in cash is as follows:

Debt incurred under Amended Credit Agreement for the acquisition:
Tranche A term loan	$400,000
Revolver loans	279,500
Debt issuance costs	(9,234)
Incremental borrowings, net	670,266

Cash purchase consideration	658,933
Acquisition-related transaction costs	16,017
Other	140
Total reductions	675,090

Net cash used for the acquisition and related financing transaction	$(4,824)

Approximately $19,500 of the $679,500 gross incremental borrowings (excluding debt issuance costs) is due and payable during the fiscal year ended July 31, 2020.

Note 5 – Preliminary Purchase Price Allocation

The pro forma purchase price allocation presented below is still preliminary but has been developed based on an estimate of fair values of Hu-Friedy’s identifiable tangible and intangible assets acquired and liabilities assumed as of October 31, 2019 (as disclosed in the Company’s Quarterly Report on Form 10-Q filed on December 10, 2019). The final allocation of the purchase price will be determined within one year from the closing date of the Hu-Friedy acquisition. As such, the purchase price allocation may change, and such changes could result in a material change to the unaudited pro forma condensed combined statement of income.

Consideration Transferred:
Cash purchase consideration	$658,933
Fair value of contingent consideration	35,100
Equity consideration	60,000
Total consideration transferred	$754,033

Purchase Price Allocation:
Inventories, net	60,596
Other working capital	43,483
Property and equipment	38,571
Customer relationships	226,000
Technology	32,000
Brand name	112,000
Goodwill	276,483
Contingent consideration	(35,100)
Total	$754,033

The excess purchase price over the fair value of identifiable tangible and intangible assets acquired represents goodwill of $276,483 as of October 31, 2019. The Hu-Friedy brand name was deemed to have an indefinite useful life and is not amortized. The Hu-Friedy acquisition was an asset acquisition for income tax purposes. The stepped-up basis of the assets acquired, including goodwill and intangible assets are deductible for the Company from an income tax perspective.

Note 6 – Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

This note should be read in conjunction with “Note 1 – Description of The Transactions,” “Note 2 – Basis of Pro Forma Presentation,” and “Note 3 – Reclassifications.” Adjustments included in the columns “Net Borrowings” and “Acquisition” to the accompanying unaudited pro forma condensed combined statement of income for the year ended July 31, 2019 are represented by the following:

(a)	Interest Expense, net

This adjustment represents the additional interest expense for the year ended July 31, 2019 taking into consideration the additional borrowings incurred by the Company related to the acquisition of Hu-Friedy and the removal of $3,695 of historical interest expense of Hu-Friedy. Refer to the table below for the breakdown of this amount:

Year Ended July 31, 2019
Cash interest on additional borrowings (4.28%)	$29,056
Revolver commitment fees (0.40%)	310
Total cash interest	$29,366

Non-cash amortization of debt issuance costs	1,847
Pro forma adjustment to interest expense, net	$31,213

If the interest rates were to increase or decrease by 0.125% from the rates assumed in the table above, pro forma interest expense would change by approximately $849 for the fiscal year ended July 31, 2019.

(b)	Depreciation and Amortization

These adjustments represent the increased depreciation and amortization for the fair value of identified tangible and intangible assets with definite lives for the year ended July 31, 2019. The following tables show the pre-tax impact on the depreciation and amortization expense:

	Depreciation Period (in years)	Incremental Fair Value	Year ended July 31, 2019
Property and equipment:
Cost of product sales	7	$2,902	$415
General and administrative expenses	7	6,771	967
Pro forma adjustment to depreciation expense			$1,382

	Amortization Period (in years)	Fair Value	Year ended July 31, 2019
Intangible assets, net:
Customer relationships	14.6	$226,000	$15,479
Technology	16	32,000	2,000

Amortization expense			17,479
Less: historical Hu-Friedy amortization expense			(1,069)
Pro forma adjustment to amortization expense			$16,410

The Hu-Friedy brand name intangible asset was deemed to have an indefinite useful life and is therefore excluded from the calculation of pro forma amortization expense in the table above.

(c)	Acquisition-Related Costs

The adjustment represents the elimination of $7,805 of acquisition-related costs that were expensed in the Company’s historical statement of income. Such costs are one-time in nature and do not have any continuing impact on the combined entity for pro forma purposes.

(d)	Income Taxes

Historically, Hu-Friedy was taxed as a pass-through limited liability company for U.S. income tax purposes. In order for the pro forma income tax provision to compute at the Company’s 25% effective tax rate, a $2,400 income tax provision was recorded in the Acquisition column within the unaudited pro forma condensed combined statement of income.

All other adjustments described above represent the tax effects of all the pro forma income statement adjustments using the Company’s effective tax rate of 25%.

(e)	Elimination of Intercompany Transactions

This adjustment represents the elimination of intercompany sales and related cost of sales and selling expenses for sales between the Company and Hu-Friedy in the amounts of $649, $376 and $156, respectively.

(f)	Earnings per Common Share

Pro forma basic and diluted earnings per share (“EPS”) is calculated in conformity with the Company’s accounting policies included in its Annual Report on Form 10-K for the fiscal year ended July 31, 2019. The Company assumed that all the common shares issued as part of the equity consideration used for the Hu-Friedy acquisition were included in the denominator when computing pro forma basic and diluted EPS.

(g)	Amortization of the Inventory Step-up

The amortization of the $16,700 increase in the carrying value of Hu-Friedy’s inventory to estimated fair value, which will be recognized in connection with purchase accounting, has not been reflected in the accompanying unaudited pro forma condensed combined statement of income. The Company believes that this cost is one-time in nature and it expects this cost to be amortized through the consolidated income statement within one year.